Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146225 on Form S-3 of our report dated February 19, 2008, relating to the financial statements and financial statement schedule of Vectren Utility Holdings, Inc., appearing in this Annual Report on Form 10-K of Vectren Utility Holdings, Inc. for the year ended December 31, 2007.

Deloitte & Touche LLP
Indianapolis, Indiana

February 28, 2008